EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Milwaukee, Wisconsin
June 22, 2022

We consent to the incorporation by reference in Registration Statement (No. 333-237463) on Form S-8 of 1895 Bancorp of Wisconsin, Inc. of our report dated June 22, 2022, relating to the financial statements and supplemental schedule of the PyraMax Bank, FSB 401(k) Savings Plan, which appears in this Form 11-K.
Wipfli LLP